                                Exhibit 10.2

April 29, 2022

Joseph Yospe
12 Whitman Terrace
Long Branch, NJ 07740
Dear Joe:
As we discussed, in consideration for your executing this Agreement (the “Agreement”) and the General Release attached hereto as Exhibit A (the “General Release”), and complying with their terms, Madison Square Garden Entertainment Corp. (“MSG”) has agreed to continue your employment through August 1, 2022 and provide you with certain Retirement Benefits (as defined below).

This Agreement shall become automatically null and void unless this Agreement is executed and returned by you and returned on or prior to May 23, 2022.

If you execute this Agreement and comply with all of its terms and conditions, you will be eligible to receive the benefits set forth in Section 3 below; provided, however, that the offer to receive the benefits set forth in Section 3 below shall become automatically null and void unless you remain employed through August 1, 2022 and you execute and return the General Release to Shari Holtzman, Senior Vice President Legal & Business Affairs, at shari.holtzman@msg.com, on the Retirement Date or within five (5) business days thereafter.

You acknowledge and agree that the Retirement Benefits being provided to you herein (including employment through August 1, 2022) are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration. Now, therefore, you and MSG agree as follows:

1. Continued Employment through the Retirement Date
(a) Continued Employment. MSG will continue your employment through August 1, 2022, unless terminated earlier by you as a result of your resignation or by MSG for “Cause” as defined in your employment agreement dated January 23, 2020, as amended by an agreement dated March 31, 2020 (the “Employment Agreement”). Your final date of employment shall be referred to herein as the “Retirement Date.” Effective May 2, 2022, you will transition to a new role with the title “SVP Finance”.
(b) Compensation. Your existing annual base salary of $550,000 will continue through the Retirement Date (without increase).
(c) Retirement Plans. You will continue through the Retirement Date to be eligible to participate, vest and accrue benefits under the Madison Square Garden 401(k) Savings Plan or any other benefit plan in which you are eligible to participate as a Company employee (the “Plans”).

MADISON SQUARE GARDEN ENTERTAINMENT CORP.
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(e) Termination. If your employment with MSG is terminated for “Cause” or as a result of your resignation on or before August 1, 2022, you will not be entitled to any Retirement Benefits as set forth in Section 3 below.
2. Retirement from Employment/Effect on Benefits
(a) Retirement from Employment. Your employment will end as a result of your retirement as of the Retirement Date. As of that date, you will cease to accrue credit toward pension vesting or any other benefits. Except as otherwise provided herein, as of the Retirement Date the Employment Agreement shall be terminated and have no further force or effect.
(b) Return of Company Property. You acknowledge and agree that as of the Retirement Date, you will return to MSG all of the Company’s (as defined in Section 4(a) below) property, including, without limitation, Confidential Information (as defined in Annex I to your Employment Agreement), office keys, Company identification cards, access, press and other passes, and all documents, files, drawings, concept sketches, artwork, digital or physical creative work, mood boards, content, reels, equipment, computers, laptops, printers, cell phones, monitors, telephones, smartphones or other personal electronic devices, fax machines, credit cards, computer software, flash drives, discs, account information (including user names and passwords) for all systems, programs, and data storage repositories used by you in connection with your employment, and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”) and, if requested, will certify that you have retained no copies of any such materials. You acknowledge and agree that other than for Company business prior to the Retirement Date: (i) you have not and will not utilize the Company Property (other than for limited, reasonable personal use in accordance with Company policy) or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not and will not access, utilize or affect in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein (other than for limited, reasonable personal use in accordance with Company policy).
(c) Health Coverage. Your Company-sponsored medical, dental and/or vision coverage, if any, will cease as of the last day of the month in which the Retirement Date occurs. You may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover after the Retirement Date.
(d) Life, Disability and AD&D Insurance. Your Company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage, if any, will cease as of the Retirement Date. There is a thirty-one- (31) day grace period after the Retirement Date during which you may convert your Company-sponsored life insurance and supplemental AD&D coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. This form will be sent to you under separate cover after the Retirement Date.
(e)    Retirement Plans. Any vested benefits that you may have accrued under the Plans, if any, will be payable after the Retirement Date in accordance with the terms of those Plans, as explained in the summary plan descriptions you have previously received. As a result of the end of your employment on the Retirement Date, pursuant to the terms and conditions of the Plans, you will forfeit all benefits that are not vested as of the Retirement Date. You may obtain additional copies of the summary plan descriptions from the Corporate Benefits Department.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 2
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

(f)    Paid Time Off. You will be paid for any accrued and unused paid time off to which you may have been entitled under Company policies (and as limited thereby), if any, through the Retirement Date as soon as reasonably practicable after the Retirement Date.
3. Retirement Benefits
If you: (i) have complied with all of the terms, conditions and obligations applicable to you under this Agreement, (ii) do not revoke this Agreement in accordance with its terms, (iii) remain employed through August 1, 2022, (iv) execute and return the General Release to Shari Holtzman, Senior Vice President Legal & Business Affairs, at shari.holtzman@msg.com, at the close of business on August 1, 2022 (or within five (5) business days thereafter), and (v) do not revoke the General Release in accordance with its terms, then:
(a)    LTIP. You will be eligible for vesting and delivery of all of your outstanding RSUs and PSUs of Madison Square Garden Entertainment Corp. (symbol: MSGE) and Madison Square Garden Sports Corp. (symbol: MSGS), with such vesting and delivery to take place on the originally scheduled vesting dates for such awards and subject to the terms of the grant documents.
(b)    MPIP. You will receive a payment in lieu of your bonus under the MSG Management Performance Incentive Plan (“MPIP”) with respect to your performance during the fiscal year ending June 30, 2022 (calculated at target), in the amount of $275,000. Such bonus will be paid to you in a lump sum, cash payment, subject to legally required withholding taxes and deductions, as soon as reasonably practicable following the Retirement Date.
(c)    Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits due to you hereunder are expressly conditioned on your not, at any time, being in breach of this Agreement.
(d)    No Other Retirement Benefits. For purposes of this Agreement, the benefits set forth in this Section 3 shall be referred to as the “Retirement Benefits.” The payments/benefits under this “Retirement Benefits” provision represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You agree that no other monies or relief are due to you, other than the payments provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 4(a) below).
4. Release
(a) You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge MSG, together with its direct and indirect (i) parent companies, (ii) subsidiaries, (iii) affiliates (including, without limitation, Madison Square Garden Sports Corp. and its subsidiaries and affiliates), (iv) joint ventures, (v) partners, and (vi) related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, licensors, suppliers, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims in connection with, arising out of,

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 3
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

or relating in any way to your employment by MSG or the Company, or your retirement from employment. For the avoidance of doubt, you understand and agree that the release described herein includes not only claims presently known to you, but also includes all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the release. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
(b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right that may arise after the execution of this Agreement; (ii) your right to participate in or cooperate with a proceeding with any federal, state or local government agency enforcing discrimination laws; or (iii) any claim or right you may have under this Agreement. In addition, your rights of indemnification under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company and under any insurance policy, or under any other resolution of the Board of Directors of the Company shall not be released, diminished or affected by this Agreement or the termination of your employment.
(c) You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept monetary relief in such civil action, suit or legal proceeding.
(d) You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.
5. Continuing Obligations
Notwithstanding anything herein to the contrary, the obligations imposed upon you in Annex I and Annex II of the Employment Agreement, as set forth therein, shall remain in full force and effect after the Retirement Date, and are incorporated herein by reference. You are expressly permitted to advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations set forth in Annex I and Annex II of the Employment Agreement.
6. Confidentiality
You hereby agree to keep the existence and terms of this Agreement and the General Release confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant),

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 4
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

provided that you shall be liable for the breach of this confidentiality covenant by any of the foregoing, or as required by law, rule, regulation or judicial process. You agree not to issue any press release or public statement or otherwise disclose any matter arising in connection with this Agreement (other than as provided for herein), unless so issued or disclosed with the prior written consent of the Company. Notwithstanding the foregoing, you are expressly permitted to advise any potential employer or person or entity with whom/which you may enter into a business or other professional relationship that you are subject to the restrictive covenants and other obligations of this Agreement.
7. Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to do so, (ii) have read this Agreement (including, but not limited to, the “Release” in Section 4(a) above), (iii) fully understand the terms of this Agreement, and (iv) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
8. Revocation
(a) Right to Revoke. You may revoke this Agreement within seven (7) days after the date on which you execute it. This Agreement will not be binding or enforceable until that seven- (7) day period has expired. If you decide to revoke this Agreement, you must notify us of your revocation in a letter signed by you and received by Shari Holtzman, Senior Vice President Legal & Business Affairs, at shari.holtzman@msg.com, no later than 5:00 p.m. on the seventh (7th) day after you executed this Agreement. A letter of revocation that is not received by the seventh (7th) day after you have executed the Agreement will be invalid and will not revoke this Agreement.
(b) Effective Date of Agreement. If you have not revoked this Agreement in accordance with this Section 8, the eighth (8th) day after the date on which you execute the Agreement shall be the “Effective Date” of the Agreement.
9. Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
(a) This Agreement and the General Release shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
(b) You hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the General Release, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)    You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by MSG or the Company, and/or the termination of your employment, including but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d) You agree that the language of all parts of this Agreement and the General Release shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 5
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

10. Additional Provisions
(a)    Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 5 or 6 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.
(b)    Withholdings. The Company may withhold from any payment due hereunder any taxes or other withholdings that are required to be withheld under any law, rule or regulation.
(c)    Indemnification. You hereby agree to indemnify and hold harmless each Releasee, against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that are in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement and the General Release.
(d)     Non-Admission of Liability. The parties agree and acknowledge that the agreement by MSG described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(e)    Entire Agreement. This Agreement and the General Release set forth the entire agreement of the parties concerning their subject matter, and except as otherwise provided herein, supersede any and all prior agreements, discussions, understandings, promises and expectations. This Agreement and the General Release may be modified only by a written instrument signed by you and by MSG.
(f)    Successors and Assigns. The provisions of this Agreement and the General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement or the General Release without the express written consent of MSG.
(g)     Severability. In the event any paragraph, section, sentence, provision, or clause of this Agreement or the General Release, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Agreement and the General Release, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if either Section 4(a) above or Section 3 of the General Release is held illegal, invalid or unenforceable, MSG shall be released from any obligations under Section 1 and 3 above.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
11. Code Section 409A
The parties agree that the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) to the extent applicable, and this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In furtherance of the foregoing, all provisions of the Employment Agreement regarding Code Section 409A shall remain in full force and effect after the Separation Date and are incorporated herein by reference.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 6
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

12. Acknowledgments and Waivers Including Express Waiver Under the ADEA
By executing below, you certify and acknowledge as follows:

(a) That you have read the terms of this Agreement and the General Release, and that you understand their terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action in connection with, arising out of, or relating in any way to your employment by MSG or the Company, or your retirement from employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under the ADEA;
(b) That you have executed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which you acknowledge is adequate and satisfactory to you and which you acknowledge is in addition to any other benefits to which you are otherwise entitled;
(c) That you have been and are hereby advised in writing to consult with an attorney prior to executing this Agreement, and that you have been given an adequate opportunity to do so;
(d) That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed;
(e) That MSG has provided you with a period of at least twenty-one (21) days within which to consider this Agreement, and that you have executed on the date indicated below after concluding that this Agreement is satisfactory to you;
(f) That if you choose to execute this Agreement before the expiration of the twenty-one- (21) day period, you do so freely, voluntarily and with full knowledge of your rights; and
(g) That this Agreement may be revoked by you within seven (7) calendar days after you execute this Agreement, in accordance with Section 8(a) above, and it shall not become effective until the expiration of such seven- (7) day revocation period.
We wish you luck in your future endeavors.

Sincerely yours,

/s/ Lainie Doherty
Lainie Doherty
Senior Vice President, People Practices
Accepted and Agreed to:

/s/ Joseph Yospe
Joseph Yospe

Date: 5/3/2022

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 7
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

EXHIBIT A

GENERAL RELEASE

Joseph Yospe hereby agrees as follows:
1. I executed an Employment/Retirement Agreement (the “Agreement”) with Madison Square Garden Entertainment Corp. (“MSG”) dated April 29, 2022, a copy of which is attached hereto and made a part hereof.
2. As stated in the Agreement, I am required to remain employed through August 1, 2022 and execute this General Release on or within five (5) business days after the Retirement Date in order to be eligible to receive the Retirement Benefits set forth in Section 3 of the Agreement. I understand that this General Release shall not be construed to supersede the Agreement, that the Agreement remains in full force and effect, and that I am obligated to continue to comply with the terms, conditions and obligations of the Agreement.
3. In consideration for the Retirement Benefits set forth in Section 3 of the Agreement, I, on behalf of myself, my heirs, executors, administrators and/or assigns, do hereby release and discharge MSG, together with its direct and indirect (i) parent companies, (ii) subsidiaries, (iii) affiliates (including, without limitation, Madison Square Garden Sports Corp. and its subsidiaries and affiliates), (iv) joint ventures, (v) partners, and (vi) related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, licensors, suppliers, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which I, or any of my heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims in connection with, arising out of, or relating in any way to my employment by MSG or the Company, or my retirement from employment. For the avoidance of doubt, I understand and agree that the release described herein includes not only claims presently known to me, but also includes all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the release. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this Agreement, but I nevertheless waive any claims or rights based on different or additional facts. Without limiting the generality of the foregoing, this General Release also includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 8
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

4. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of: (i) any claim or right that may arise after the execution of this General Release; (ii) my right to participate in or cooperate with a proceeding with any federal, state or local government agency enforcing discrimination laws; or (iii) any claim or right I may have under this General Release.
5. I further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, I am not entitled to and will not seek or accept monetary relief in such civil action, suit or legal proceeding.
6. I affirm that I have reported to the Company in writing any work-related physical or mental injury, illness or impairment which I may have experienced.
7. By executing below, I certify and acknowledge as follows:
(a) I have read the terms of this General Release, and I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action in connection with, arising out of, or relating in any way to my employment by MSG or the Company, or my retirement from employment, up to and through the date of my execution of this General Release;
(b) I have executed this General Release voluntarily and knowingly in exchange for consideration which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;
(c) I have been and am hereby advised in writing to consult with an attorney prior to executing this General Release, and that I have been given an adequate opportunity to do so;
(d) I do not waive rights or claims that may arise after the date this General Release is executed;
(e) That MSG has provided me with a period of at least twenty-one (21) days within which to consider this General Release, and that I have executed on the date indicated below after concluding that this General Release is satisfactory to me;
(f)    That if I choose to execute this General Release before the expiration of the twenty-one- (21) day period, I do so freely, voluntarily and with full knowledge of my rights; and
(g)     That this General Release may be revoked by me within seven (7) calendar days after I execute it, on the same terms as provided in Section 8(a) of the Agreement, and shall not become effective until the expiration of such seven- (7) day revocation period.

Accepted and Agreed to:

________________________
Joseph Yospe

Date: ___________________

MADISON SQUARE GARDEN ENTERTAINMENT CORP.                 9
TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091